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Filed Pursuant to Rule 424(b)(5)
Registration Statement No.: 333-67511

PROSPECTUS SUPPLEMENT (To prospectus dated January 23, 2002)

7,000,000 Depositary Shares

NEW PLAN EXCEL REALTY TRUST, INC.

Each Representing 1/10 of a Share of
7.625% Series E Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 per Depositary Share)

        We are offering 7,000,000 depositary shares, each representing a 1/10 fractional interest of a share of our 7.625% Series E Cumulative Redeemable Preferred Stock, par value $.01 per share. 700,000 shares of Series E preferred stock represented by the depositary shares will be deposited with EquiServe Trust Company, N.A., as depositary. As a holder of depositary shares, you will be entitled to all proportional rights, preferences and privileges of the Series E preferred stock.

        We will pay cumulative dividends on the Series E preferred stock represented by the depositary shares from and including the date of original issuance at a rate of 7.625% of the liquidation preference ($1.90625 per year per depositary share). Dividends will be payable quarterly in arrears, beginning on July 15, 2003.

        We may not redeem the Series E preferred stock represented by the depositary shares before April 21, 2008, except to preserve our status as a real estate investment trust. On or after April 21, 2008, we may, at our option, redeem the shares of Series E preferred stock, in whole or in part, by paying $250.00 per share ($25.00 per depositary share), plus any accrued and unpaid dividends to and including the date of redemption. The shares of Series E preferred stock have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities. Investors in the depositary shares representing interests in the Series E preferred stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and under certain other circumstances.

        The shares of our Series E preferred stock and the depositary shares are subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See "Description of Series E Preferred Stock and Depositary Shares—Restrictions on Ownership" on page S-20 of this prospectus supplement and "Restrictions on Ownership of Capital Stock" on page 31 of the accompanying prospectus for more information about these restrictions.

        No market currently exists for the depositary shares. We will file an application to list the depositary shares on the New York Stock Exchange. If the application is approved, trading of the depositary shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the depositary shares.

        Investing in the depositary shares involves certain risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2002.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total

Public offering price	$25.00	$175,000,000

Underwriting discount	$0.7875	$5,512,500

Proceeds, before expenses, to us	$24.2125	$169,487,500

        The underwriters have an option to purchase up to an additional 1,050,000 depositary shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

        The underwriters expect that the depositary shares will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about April 21, 2003.

Bear, Stearns & Co. Inc.

McDonald Investments Inc.	Merrill Lynch & Co.	Salomon Smith Barney
Legg Mason Wood Walker Incorporated	Wells Fargo Institutional Brokerage and Sales
Advest, Inc. BB&T Capital Markets	Ferris, Baker Watts Incorporated	Stifel, Nicolaus & Company Incorporated

The date of this prospectus supplement is April 4, 2003

        When used in this prospectus supplement, except where the context otherwise requires, the terms "we", "our", "us" and "the company" refer to New Plan Excel Realty Trust, Inc. and, where appropriate, its subsidiaries.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus supplement or the accompanying prospectus (including documents incorporated by reference) may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: changes in the global political environment; national and local economic, business and real estate and other market conditions, including the ability of the general economy to recover timely from the current economic downturn; the competitive environment in which we operate; property management risks; financing risks, such as the inability to obtain debt or equity financing on favorable terms; possible future downgrades in our credit rating; the level and volatility of interest rates; financial stability of tenants, including the ability of tenants to pay rent, the decision of tenants to close stores and the effect of bankruptcy laws; the rate of revenue increases versus expense increases; the ability to maintain our status as a REIT for federal income tax purposes; governmental approvals, actions and initiatives; environmental/safety requirements and costs; risks of real estate acquisition and development, including the failure of acquisitions to close and pending developments and redevelopments to be completed on time and within budget; risks of disposition strategies, including the failure to complete sales on a timely basis and the failure to reinvest sale proceeds in a manner that generates favorable returns; risks of joint venture activities; as well as other risks identified in the section titled "Risk Factors" beginning on page S-6 of this prospectus supplement, in our annual report on Form 10-K for the year ended December 31, 2002, and, from time to time, in the reports we file with the Securities and Exchange Commission or in other documents that we publicly disseminate. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in the depositary shares, you should read this entire prospectus supplement and the accompanying prospectus carefully, especially the section entitled "Where You Can Find More Information" on page S-26 of this prospectus supplement and the sections entitled "Risk Factors" beginning on page S-6 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2002, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Unless otherwise expressly stated or the context requires otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

The Company

        We are one of the nation's largest owners and managers of community and neighborhood shopping centers. As of December 31, 2002, we owned 394 properties in 35 states. Our properties include 349 community and neighborhood shopping centers with approximately 49 million square feet of gross leasable area and 45 other related retail assets with approximately three million square feet of gross leasable area. The occupancy rate of our properties was approximately 90% as of December 31, 2002.

        We are a self-administered and self-managed equity real estate investment trust, or "REIT," that is incorporated in Maryland. We maintain our principal executive offices at 1120 Avenue of the Americas, New York, New York 10036, where our telephone number is (212) 869-3000.

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series E preferred stock and the depositary shares, see "Description of Series E Preferred Stock and Depositary Shares" in this prospectus supplement and "Description of Preferred Stock" and "Description of Depositary Shares" in the accompanying prospectus.

Issuer	New Plan Excel Realty Trust, Inc.
Securities Offered
7,000,000 depositary shares, each representing a 1/10 fractional interest of a share of 7.625% Series E Cumulative Redeemable Preferred Stock (8,050,000 depositary shares if the underwriters exercise their over-allotment option in full).
Dividends
Investors will be entitled to receive cumulative cash dividends on the Series E preferred stock at a rate of 7.625% of the liquidation preference per year ($1.90625 per year per depositary share). Beginning on July 15, 2003, dividends on the Series E preferred stock will be payable quarterly in arrears on each of January 15, April 15, July 15 and October 15 or, if not a business day, the next succeeding business day. Dividends on the Series E preferred stock represented by the depositary shares will be cumulative from and including the date of original issuance, which is expected to be April 21, 2003. The dividend payable on the Series E preferred stock on July 15, 2003 will be a pro rata dividend from the original issue date to June 30, 2003 (the end of a quarterly distribution period) in the amount of $0.37066 per depositary share.

Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Series E preferred stock will have the right to receive $250.00 per share ($25.00 per depositary share), plus accrued and unpaid dividends (whether or not declared) to and including the date of payment before any payments are made to the holders of our common stock and any other capital stock ranking junior to the Series E preferred stock as to liquidation rights. The rights of the holders of the Series E preferred stock to receive their liquidation preference will be subject to the proportionate rights of each other series or class of our capital stock ranking, as to liquidation rights, on a parity with the Series E preferred stock.
Optional Redemption
We may not redeem the Series E preferred stock prior to April 21, 2008, except in limited circumstances relating to the preservation of our status as a REIT. On or after April 21, 2008, we may, at our option, redeem the Series E preferred stock, in whole or from time to time in part, for cash equal to $250.00 per share ($25.00 per depositary share), plus any accrued and unpaid dividends to and including the date of redemption.
No Maturity
The Series E preferred stock has no maturity date and we are not required to redeem the Series E preferred stock at any time. Accordingly, the Series E preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. We are not required to set aside funds to redeem the Series E preferred stock.
Ranking
The Series E preferred stock will rank, as to the payment of dividends and amounts upon liquidation, senior to our common stock and on a parity with (i) our Series B cumulative redeemable preferred stock (all of which we will redeem from the proceeds of this offering), (ii) our Series D cumulative voting step-up premium rate preferred stock and (iii) any class or series of capital stock the terms of which specifically provide that such class or series ranks on a parity with the Series E preferred stock.
Voting Rights
Holders of depositary shares representing the Series E preferred stock generally will have no voting rights. However, if we do not pay dividends on the Series E preferred stock for six or more quarterly periods (whether or not consecutive), the holders of the depositary shares representing the Series E preferred stock, voting together as a class with the holders of all other classes or series of parity preferred stock which are entitled to similar voting rights, will be entitled to vote at the next annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid cumulative dividends have been paid or declared and set apart for payment. In addition, the affirmative vote of at least two-thirds of the shares of Series E preferred stock, voting together as a class with the holders of all other classes or series of parity preferred stock which are entitled to similar voting rights, is required for us to authorize, create or increase capital stock ranking senior to the Series E preferred stock or to amend our charter in a manner that materially and adversely affects the rights of the holders of the Series E preferred stock.

Listing
We will file an application to list the depositary shares on the New York Stock Exchange. If the application is approved, trading of the depositary shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the depositary shares.
Form
The depositary shares representing the Series E preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.
Restrictions on Ownership
For us to qualify as a REIT under the Internal Revenue Code, the transfer of our capital stock, which includes the depositary shares representing the Series E preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than 9.8% (by value or by number of shares, whichever is more restrictive, except only by value in the case of any outstanding preferred stock) of the outstanding shares of each class or series of our capital stock. See "Description of Series E Preferred Stock and Depositary Shares—Restrictions on Ownership" in this prospectus supplement and "Restrictions on Ownership of Capital Stock" in the accompanying prospectus.
Conversion	The Series E preferred stock is not convertible into, or exchangeable for, any other property or securities.
Use of Proceeds
We expect that the net proceeds from this offering will be approximately $169.0 million after deducting underwriting discounts and commissions and our expenses (or approximately $194.4 million if the underwriters exercise their over-allotment option in full). We expect to use a portion of the net proceeds to redeem all of our outstanding Series B cumulative redeemable preferred stock. We expect to use the remaining net proceeds for general business purposes, including working capital, reduction of debt outstanding under our senior unsecured revolving credit facility and the acquisition of properties. See "Use of Proceeds."
Risk Factors
See "Risk Factors" beginning on page S-6 of this prospectus supplement and other information contained herein for a discussion of factors you should carefully consider before deciding to invest in the depositary shares.

        For additional information regarding the terms of the Series E preferred stock represented by the depositary shares, see "Description of Series E Preferred Stock and Depositary Shares" beginning on page S-15 of this prospectus supplement.

Ratios of EBITDA and Earnings to Fixed Charges and Preferred Stock Dividend Requirements

Ratio of EBITDA to Fixed Charges and Preferred Stock Dividend Requirements

Years Ended December 31,
				5 Months Ended December 31, 1998	Year Ended July 31, 1998
2002	2001	2000	1999
2.5	2.4	2.4	2.7	3.0	3.7

        EBITDA is a widely used performance measure. We compute EBITDA as the sum of net income before extraordinary items, interest expense, depreciation and amortization, income taxes, gain (loss) on sale of real estate and sale of discontinued operations, and impairment of real estate. Given the nature of our business as a real estate owner and operator, we believe that the ratio of EBITDA to Fixed Charges and Preferred Stock Dividend Requirements, as opposed to the ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements, is helpful to investors as a measure of our operational performance because the EBITDA ratio excludes various items included in the Earnings ratio that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, and includes the results of operations of real estate properties that were sold or classified as real estate held for sale either during or subsequent to the end of a particular reporting period, which are not included within the Earnings ratio. Accordingly, we believe EBITDA provides a meaningful performance measure particularly as it relates to our ability to meet our fixed charges and preferred stock dividend requirements for the stated period.

        EBTIDA should not be considered as an alternative to net income as an indicator of our financial performance, or as an alternative to cash flow from operating activities as a measure of our liquidity. Our computation of EBTIDA may differ from the methodology utilized by other companies to calculate EBITDA.

Reconciliation of Net Income to EBITDA

	Years Ended December 31,
					5 Months Ended December 31, 1998	Year Ended July 31, 1998
	2002	2001	2000	1999
Net income before extraordinary item	$122,380	$105,162	$122,323	$149,513	$55,805	$90,573
Interest expense	94,885	87,223	97,838	84,170	27,168	36,815
Depreciation and amortization	71,628	68,963	69,422	64,818	21,366	31,622
Income taxes	663	516	511	352	—	—
Gain (loss) on sale of real estate	(371)	(1,610)	(9,200)	(7,956)	(34)	41
Gain (loss) on sale of discontinued operations	(100,668)	(1,500)	—	—	—	—
Impairment of real estate
Impairment of real estate	88,229	13,850	3,620	—	—	—
Impairment of real estate held for sale	19,332	—	—		—	—

EBITDA	$296,078	$272,604	$284,514	$290,897	$104,305	$159,051

Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements

        The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

Years Ended December 31,
					5 Months Ended December 31, 1998	Year Ended July 31, 1998
2002		2001	2000	1999
(a	)	1.4	1.5	1.8	1.9	2.1

(a)
Due to impairment of real estate charge of $88.2 million in 2002, the coverage ratio was less than 1:1. We would require additional earnings of $6.2 million to achieve a coverage of 1:1.

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding preferred stock dividends) to income from continuing operations before adjustments for minority interests in consolidated subsidiaries and income or loss from equity in income of unconsolidated ventures. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

RISK FACTORS

        In addition to the section titled "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2002 and other information in this prospectus supplement, the accompanying prospectus and other documents that are incorporated by reference into this prospectus supplement, you should consider carefully the following risk factors before deciding to invest in the depositary shares.

The depositary shares do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares; the Series E preferred stock represented by the depositary shares has no stated maturity date.

        The depositary shares representing interests in the Series E preferred stock are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their depositary shares in the secondary market. We will apply to list the depositary shares on the NYSE; however, we cannot assure you that the depositary shares will get approved for listing on the NYSE. If approved, trading of the depositary shares on the NYSE is not expected to begin until 30 days after the date of initial delivery of the depositary shares, and, in any event, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected. We have been advised by the underwriters that they intend to make a market in the depositary shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

The market value of the depositary shares could be substantially affected by various factors.

        As with other publicly traded securities, the trading price of the depositary shares will depend on many factors, which may change from time to time, including:

  •
  prevailing interest rates, increases in which may have a negative effect on the trading value of the depositary shares;

  •
  the market for similar securities issued by REITs;

  •
  general economic and financial market conditions; and

  •
  our financial condition, performance and prospects.

If you purchase the depositary shares you will be structurally subordinated to the holders of our debt.

        The Series E preferred stock represented by the depositary shares will be structurally subordinated to all of our existing and future debt.

USE OF PROCEEDS

        We expect that the net proceeds from this offering will be approximately $169.0 million after deducting underwriting discounts and commissions and our expenses (or approximately $194.4 million if the underwriters exercise their over-allotment option in full). We intend to use approximately $157.5 million of the net proceeds from this offering to redeem all of our outstanding Series B cumulative redeemable preferred stock. We expect to use the remaining net proceeds for general business purposes, including working capital, reduction of debt outstanding under our senior unsecured revolving credit facility and the acquisition of properties. Pending application of the net proceeds as described above, the net proceeds from this offering will be used to repay a portion of the amounts outstanding under our senior unsecured revolving credit facility. As of March 31, 2003, our revolving credit facility bore interest at a floating rate equal to 30-day LIBOR plus 105 basis points, or 2.35% per annum. The revolving credit facility matures in April 2005, with a one-year extension option.

THE COMPANY

General

        We are one of the nation's largest owners and managers of community and neighborhood shopping centers. As of December 31, 2002, we owned 394 properties in 35 states. Our properties include 349 community and neighborhood shopping centers with approximately 49 million square feet of gross leasable area and 45 other related retail assets with approximately three million square feet of gross leasable area. The occupancy rate of our properties was approximately 90% as of December 31, 2002.

        We are a self-administered and self-managed equity REIT that was formed in 1972 and is incorporated in Maryland.

Refocus on Retail Franchise

        In November 2000, we announced a long-term business plan designed to leverage our expertise, critical mass and working infrastructure in the community and neighborhood shopping center sector. Our strategy is to own and manage a quality portfolio of commercial retail properties, a majority of which are community and neighborhood shopping centers that will provide increasing cash flow while protecting investor capital and providing potential for capital appreciation. We seek to implement this strategy by:

  •
  aggressively managing, and where appropriate, redeveloping and upgrading our properties,

  •
  making selective acquisitions of well-located community and neighborhood shopping centers, either on an individual basis or in portfolio transactions,

  •
  effecting non-strategic asset dispositions and recycling the capital created by those transactions, and

  •
  continuing to maintain a strong and flexible financial position to facilitate growth.

        By focusing our portfolio on community and neighborhood shopping centers with anchors and other tenants providing "everyday necessities," we believe that our risk from changing shopping patterns due to economic cycles is minimized.

Aggressive Management

        We aggressively manage our properties, with an emphasis on maintaining high occupancy rates and a strong base of nationally and regionally recognized anchor tenants. We regularly monitor the physical condition of our retail properties and the financial condition of our retail tenants. We follow a schedule of regular physical maintenance at our retail properties with a view towards tenant expansions, renovations and refurbishing to preserve and increase the value of these properties. In connection with these efforts, we have six regional offices and 14 satellite field offices throughout the country, each of which is responsible for managing the leasing, property management and maintenance of properties in its area, and we are currently improving the general appearance of certain of our properties by upgrading existing facades and roofs, updating signage, resurfacing parking lots and improving parking lot and exterior building lighting. In addition, we remain focused on enhancing our property management skills and our internal capabilities, systems and infrastructure. In this regard, at the beginning of 2002, we implemented JD Edwards One World, a state-of-the-art accounting, financial and property management system.

        We seek to increase the cash flow and portfolio value of our existing properties primarily through contractual rent increases during the lease term, re-letting of existing space at higher rents, expansion and redevelopment of existing properties and the minimization of overhead and operating costs. During 2002, we invested $11 million in deferred maintenance in our properties in order to maintain and improve their competitive market position, which completed our two-year, $25 million deferred maintenance program. We also completed 23 redevelopment projects in 2002, the aggregate cost of which (including costs incurred in prior years on these projects) was approximately $38 million. Our current redevelopment pipeline is comprised of an additional 17 projects, including 16 community and neighborhood shopping centers and one enclosed regional mall project, the aggregate cost of which (including costs incurred in prior years on these projects) is expected to be approximately $82 million.

Acquisition of Properties

        We intend to focus on retail properties, primarily community and neighborhood shopping centers that generate stable cash flows and present the opportunity for value appreciation. We may seek to expand our portfolio by making selective, opportunistic acquisitions of individual properties and portfolios of well-located community and neighborhood shopping centers and other retail properties.

        An example of the implementation of this strategic focus is our March 2002 acquisition of 92 community and neighborhood shopping centers from CenterAmerica Property Trust, L.P., a private company majority owned by Morgan Stanley Real Estate Fund II, L.P. The 92 shopping centers contain an aggregate of approximately 10.4 million square feet of gross leasable area. As part of the transaction, we also acquired a 10% managing membership interest in a joint venture with a private U.S. pension fund. The joint venture currently owns 14 grocery-anchored shopping centers located in six states. The aggregate purchase price for the acquisition was approximately $654 million, consisting of approximately $365 million in cash and the assumption of approximately $289 million of outstanding debt.

        In addition, in December 2002, we also acquired a portfolio of 57 community and neighborhood shopping centers from Equity Investment Group, a private retail-focused REIT. The acquisition of one additional shopping center from Equity Investment Group was completed in January 2003. The 58 shopping centers contain an aggregate of approximately 7.9 million square feet of gross leasable area. The aggregate purchase price for the acquisition was approximately $437 million, consisting of approximately $263 million in cash, the assumption of approximately $149 million of outstanding debt and the issuance of approximately $25 million of units in a partnership that we control.

        We also expanded our portfolio by opportunistically acquiring two individual properties in separate transactions during the second half of the year for an aggregate of $75 million. The two acquired properties were grocery-anchored community shopping centers located in Colorado and Ohio, within our existing regional concentrations.

        In January 2003, we acquired a portfolio of seven grocery-anchored neighborhood shopping centers for an aggregate purchase price of approximately $46 million in cash. The seven shopping centers contain an aggregate of approximately 534,386 square feet of gross leasable area and are located in Michigan, primarily in the northern and western suburbs of Detroit and the Grand Rapids area.

Disposition of Properties

        We generally hold our properties for investment and the production of rental income and not for sale to customers or other buyers in the ordinary course of our business. However, we continually analyze each asset in our portfolio and identify those properties that can be sold or exchanged for optimal sales prices or exchange values, given prevailing market conditions and the particular characteristics of each property. Through this strategy, we seek to continually update our core property portfolio by disposing of properties that have limited growth potential or are not a strategic fit within our overall portfolio and redeploying capital into newer properties or properties where our aggressive management techniques may maximize property values. We may engage from time to time in like-kind property exchanges, which allow us to dispose of properties and redeploy proceeds in a tax efficient manner.

        As part of our long-term business plan announced in November 2000, we announced plans to dispose of, over time, certain shopping centers and certain non-strategic assets, including our single tenant and miscellaneous properties, our garden apartment communities and our factory outlets, in order to refocus on our retail franchise. In September 2001, we sold our entire garden apartment portfolio for approximately $380 million of gross proceeds. The proceeds were used to satisfy existing mortgage debt encumbering the apartment portfolio, pay down other outstanding debt and to fund a portion of the acquisition of the Arapahoe Crossings shopping center in October 2001. In the fourth quarter of 2002, we sold five of our six factory outlets centers for approximately $195 million of gross proceeds. The proceeds were used to fund a portion of the acquisition of the Equity Investment Group portfolio. We also continue to generate proceeds from certain of our joint venture projects and notes receivable, as well as engage in specific capital transactions within our joint ventures. In total during 2002, excluding the sale of five of our factory outlet centers, we generated proceeds of approximately $170 million.

Financing Strategy

        We intend to finance future acquisitions with the most advantageous sources of capital available to us at the time, which may include the sale of common stock, preferred stock or debt securities through public offerings or private placements, the incurrence of additional indebtedness through secured or unsecured borrowings, and the reinvestment of proceeds from the disposition of properties or joint venture interests. We also may enter into joint ventures with institutions to acquire large properties or portfolios, reducing the amount of capital required by us to make such investments. Our financing strategy is to maintain a strong and flexible financial position by:

  •
  maintaining a prudent level of leverage in order to maintain current credit ratings,

  •
  maintaining a large pool of unencumbered properties, and

  •
  managing our exposure to interest rate risk from our floating rate debt.

Properties

        As of December 31, 2002, we owned interests in 394 properties. The following table sets forth certain information as of December 31, 2002 regarding our properties on a state-by-state basis:

State	Number of Properties	Percent Leased	GLA(1)	Percent of Scheduled ABR(2)
Alabama	7	90%	760,014	1.2%
Arizona	8	89%	973,147	2.1%
Arkansas	2	98%	237,991	0.4%
California	15	91%	2,455,132	7.2%
Colorado	5	100%	1,210,066	3.4%
Delaware	1	100%	30,000	0.0%
Florida	30	86%	4,872,133	10.5%
Georgia	34	90%	3,672,992	6.0%
Illinois	12	88%	1,512,688	3.3%
Indiana	17	81%	1,537,770	2.0%
Iowa	3	98%	547,493	0.7%
Kentucky	11	91%	1,809,123	3.0%
Louisiana	6	96%	738,341	1.0%
Maryland	2	85%	278,934	0.6%
Massachusetts	2	100%	348,917	0.6%
Michigan	13	91%	2,396,416	5.0%
Minnesota	1	98%	55,715	0.1%
Mississippi	1	100%	87,721	0.1%
Nebraska	2	100%	9,671	0.0%
Nevada	3	63%	587,388	1.0%
New Jersey	7	93%	865,405	2.0%
New Mexico	2	49%	97,600	0.1%
New York	25	86%	3,531,579	6.2%
North Carolina	14	95%	1,885,678	3.2%
Ohio	25	88%	3,876,028	6.7%
Pennsylvania	14	86%	2,147,269	4.4%
Rhode Island	1	91%	148,395	0.3%
South Carolina	7	70%	792,641	1.1%
Tennessee	16	97%	1,926,084	3.5%
Texas	86	92%	9,370,240	18.6%
Utah	3	98%	606,334	1.0%
Virginia	13	93%	1,708,807	3.3%
West Virginia	3	91%	354,938	0.6%
Wisconsin	2	87%	259,953	0.4%
Wyoming	1	91%	154,930	0.3%

	394	90%	51,847,533	100%

Region
East	100	89%	13,901,686	25.3%
Midwest	76	88%	10,350,664	18.6%
South	182	91%	21,665,516	41.3%
West	36	90%	5,929,667	14.8%

	394	90%	51,847,533	100%

(1)
GLA represents gross leasable area in square feet.

(2)
ABR represents 2002 scheduled annualized base rent based on contractual minimum lease payments as of December 31, 2002.

CAPITALIZATION

        The following table sets forth our actual capitalization as of December 31, 2002 on a historical basis, and on as adjusted basis giving effect to this offering and the application of the net proceeds from this offering and the proposed redemption of our Series B cumulative redeemable preferred stock, as if all such events had occurred on December 31, 2002.

	December 31, 2002
	Actual	As Adjusted
	(in thousands)
Debt:
Mortgages payable, including unamortized premium of $20,403 at December 31, 2002	$671,200	$671,200
Notes payable, net of unamortized discount of $2,222 at December 31, 2002	783,927	783,927
Notes payable, other	28,349	28,349
Credit facilities	230,000	218,512

Total debt	1,713,476	1,701,988
Minority Interest	39,434	39,434
Stockholders' equity:
Preferred stock, Series B: 6,300 depositary shares each representing 1/10 of one share of 8 5/8% Series B Cumulative Redeemable Preferred Stock, 630 shares outstanding on an actual basis, and none outstanding on an as adjusted basis; Series D: 1,500 depositary shares, each representing 1/10 of one share of Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, 150 shares outstanding on an actual and as adjusted basis; Series E: 7,000 depositary shares each representing 1/10 of one share of Series E Cumulative Redeemable Preferred Stock, none outstanding on an actual basis, and 700 shares outstanding on an as adjusted basis(1)	8	9
Common stock, $.01 par value, 250,000 shares authorized and 96,916 shares issued and outstanding as of December 31, 2002	968	968
Additional paid-in capital	1,825,820	1,837,307
Accumulated other comprehensive loss	(593)	(593)
Accumulated distributions in excess of net income	(253,354)	(253,354)

Total stockholders' equity	1,572,849	1,584,337

Total capitalization	$3,325,759	$3,325,759

(1)
Does not include up to 1,050 depositary shares that may be issuable upon exercise of the underwriters' over-allotment option.

SELECTED FINANCIAL DATA

        The following table sets forth selected consolidated operating and financial data on a historical basis. The selected statements of income data and certain other data set forth below for the years ended December 31, 2002, 2001 and 2000 and the balance sheet data at December 31, 2002, 2001 and 2000 have been derived from our historical audited consolidated financial statements. The following information should be read together with our consolidated financial statements and notes thereto and management's discussion and analysis thereof incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where to Find Additional Information" on page 2 of the accompanying prospectus.

	Years Ended December 31,
	2002	2001	2000
	(dollars in thousands, except per share data)
Statements of Income Data:
Rental revenues:
Rental income	$310,339	$238,010	$240,478
Percentage rents	6,649	5,183	5,384
Expense reimbursements	75,411	54,606	49,249

Total rental revenues	392,399	297,799	295,111

Expenses:
Operating costs	67,924	48,078	45,200
Real estate and other taxes	46,835	33,216	33,959
Interest	92,953	78,534	88,071
Depreciation and amortization	66,223	51,733	49,725
Provision for doubtful accounts	8,979	5,614	4,381
Severance costs	—	896	4,945
General and administrative	17,878	10,306	7,469

Total expenses	300,792	228,377	233,750

Income before real estate sales, impairment of real estate, minority interest and other income and expenses	91,607	69,422	61,361
Other income and expenses:
Interest, dividend, and other income	11,014	13,990	30,426
Equity participation in ERT	—	(4,313)	(17,867)
Equity in income of unconsolidated ventures	5,244	985	—
Foreign currency loss	(13)	(560)	(437)
Gain on sale of real estate	371	1,610	9,200
Impairment of real estate	(88,229)	(13,107)	(3,620)
Minority interest in income of consolidated partnership	(642)	(848)	(952)

Income from continuing operations	19,352	67,179	78,111

Discontinued operations:
Results of operations of discontinued garden apartment communities	17,007	15,179	21,310
Income from other discontinued operations	86,021	22,804	22,902

Income from discontinued operations	103,028	37,983	44,212
Net income before extraordinary item	122,380	105,162	122,323
Extraordinary item	(318)	—	758

Net income	$122,062	$105,162	$123,081

Preferred dividends	(21,023)	(22,639)	(22,635)
Discount on redemption of preferred stock	6,997	—	—

Net income available to common stock before extraordinary item — basic	108,354	82,523	99,688
Minority interest in income of consolidated partnership	642	848	952

Net income available to common stock before extraordinary item — diluted	$108,996	$83,371	$100,640

Basic earnings per common share:
Income from continuing operations	$0.06	$0.51	$0.63
Discontinued operations	1.08	0.44	0.51
Extraordinary item	—	—	0.01

Basic earnings per share	$1.14	$0.95	$1.15

Diluted earnings per common share:
Income from continuing operations	$0.06	$0.51	$0.63
Discontinued operations	1.07	0.43	0.50
Extraordinary item	—	—	0.01

Diluted earnings per share	$1.13	$0.94	$1.14

Average shares outstanding — basic	95,119	87,241	87,608

Average shares outstanding — diluted	96,552	88,799	88,951

Other comprehensive income:
Net Income	$122,062	$105,162	$123,081
Unrealized gain on available-for-sale securities	229	358	341
Cumulative effect of change in accounting principle (SFAS 133) on other comprehensive income	—	(2,124)	—
Unrealized gains (losses) on interest hedges	1,143	(754)	—

Comprehensive income	$123,434	$102,642	$123,422

Balance Sheet Data as of the End of Each Period:
Net real estate	$3,269,476	$2,413,891	$2,233,993
Total assets	3,515,279	2,622,866	2,894,431
Long term debt, net(1)	1,713,476	949,684	1,185,545
Total liabilities	1,902,996	1,107,361	1,314,912
Minority interest in consolidated partnership	39,434	22,267	23,909
Total stockholders' equity	1,572,849	1,493,238	1,555,610

(1)
Long-term debt includes mortgage loans, notes payable, net (including notes payable, other) and credit facilities.

RATIOS OF EBITDA AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Ratio of EBITDA to Fixed Charges and Preferred Stock Dividend Requirements

Years Ended December 31,
				5 Months Ended December 31, 1998	Year Ended July 31, 1998
2002	2001	2000	1999
2.5	2.4	2.4	2.7	3.0	3.7

        EBITDA is a widely used performance measure. We compute EBITDA as the sum of net income before extraordinary items, interest expense, depreciation and amortization, income taxes, gain (loss) on sale of real estate and sale of discontinued operations, and impairment of real estate. Given the nature of our business as a real estate owner and operator, we believe that the ratio of EBITDA to Fixed Charges and Preferred Stock Dividend Requirements, as opposed to the ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements, is helpful to investors as a measure of our operational performance because the EBITDA ratio excludes various items included in the Earnings ratio that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, and includes the results of operations of real estate properties that were sold or classified as real estate held for sale either during or subsequent to the end of a particular reporting period, which are not included within the Earnings ratio. Accordingly, we believe EBITDA provides a meaningful performance measure particularly as it relates to our ability to meet our fixed charges and preferred stock dividend requirements for the stated period.

        EBTIDA should not be considered as an alternative to net income as an indicator of our financial performance, or as an alternative to cash flow from operating activities as a measure of our liquidity. Our computation of EBTIDA may differ from the methodology utilized by other companies to calculate EBITDA.

Reconciliation of Net Income to EBITDA

	Years Ended December 31,
					5 Months Ended December 31, 1998	Year Ended July 31, 1998
	2002	2001	2000	1999
Net income before extraordinary item	$122,380	$105,162	$122,323	$149,513	$55,805	$90,573
Interest expense	94,885	87,223	97,838	84,170	27,168	36,815
Depreciation and amortization	71,628	68,963	69,422	64,818	21,366	31,622
Income taxes	663	516	511	352	—	—
Gain (loss) on sale of real estate	(371)	(1,610)	(9,200)	(7,956)	(34)	41
Gain (loss) on sale of discontinued operations	(100,668)	(1,500)	—	—	—	—
Impairment of real estate
Impairment of real estate	88,229	13,850	3,620	—	—	—
Impairment of real estate held for sale	19,332	—	—		—	—

EBITDA	$296,078	$272,604	$284,514	$290,897	$104,305	$159,051

Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements

        The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

Years Ended December 31,
					5 Months Ended December 31, 1998	Year Ended July 31, 1998
2002		2001	2000	1999
(a	)	1.4	1.5	1.8	1.9	2.1

(a)
Due to impairment of real estate charge of $88.2 million in 2002, the coverage ratio was less than 1:1. We would require additional earnings of $6.2 million to achieve a coverage of 1:1.

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding preferred stock dividends) to income from continuing operations before adjustments for minority interests in consolidated subsidiaries and income or loss from equity in income of unconsolidated ventures. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

DESCRIPTION OF SERIES E PREFERRED STOCK AND DEPOSITARY SHARES

        The following description of the material terms and provisions of the Series E preferred stock and depositary shares is only a summary and is qualified in its entirety by reference to our charter and the articles supplementary creating the Series E preferred stock and our bylaws, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

        Under our charter, our board of directors is authorized to issue up to 25,000,000 shares of our preferred stock, par value $.01 per share. We currently have outstanding 630,000 shares of our 8 5/8% Series B cumulative redeemable preferred stock and 150,000 shares of our 7.8% Series D cumulative voting step-up premium rate preferred stock. We expect to call all of our Series B preferred stock for redemption in connection with this offering of Series E preferred stock.

        Subject to the limitations prescribed by our charter, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. The Series E preferred stock is a series of preferred stock. When issued, the shares of Series E preferred stock will be validly issued, fully paid and non-assessable.

        Each depositary share represents a 1/10 fractional interest of a share of Series E preferred stock. The Series E preferred stock will be deposited with EquiServe Trust Company, N.A., as depositary, under a deposit agreement among us, the depositary and the holders from time to time of the depositary receipts issued by the depositary under the deposit agreement. The depositary receipts will evidence the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary receipt evidencing the depositary shares will be entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Series E preferred stock represented by the depositary shares (including dividend, voting, redemption and liquidation rights and preferences). See "Description of Depositary Shares" in the accompanying prospectus.

        We will apply to list the depositary shares on the NYSE. If approved, trading of the depositary shares on the NYSE is expected to begin 30 days after the date of initial delivery of the depositary shares. The Series E preferred stock will not be listed and we do not expect that there will be any trading market for the Series E preferred stock except as represented by the depositary shares.

Rank

        The Series E preferred stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, (i) senior to all classes or series of our common stock and to any other class or series of our capital stock other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with our outstanding Series B preferred stock and Series D preferred stock and any other class or series of our capital stock the terms of which specifically provide that such class or series ranks on a parity with the Series E preferred stock as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, and (iii) junior to any class or series of our capital stock that the holders of the Series E preferred stock have consented to ranking senior to the Series E preferred stock as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. For these purposes, convertible debt securities shall not constitute a class or series of our capital stock.

Dividends

        Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series E preferred stock as to dividends, the holders of our Series E preferred stock represented by the depositary shares will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% of the liquidation preference ($1.90625 per year per depositary share). These dividends will accrue and be cumulative from and including the date of the original issuance by the Company of shares of Series E preferred stock and will be payable quarterly in arrears on each of January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) in respect of the quarterly distribution periods ending on December 31, March 31, June 30 and September 30, respectively. The dividend payable on the Series E preferred stock on July 15, 2003 will be a pro rata dividend from the original issue date to June 30, 2003 in the amount of $0.37066 per depositary share. Future dividends payable on the Series E preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date, which will be a date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days before the dividend payment date.

        We will not declare dividends on the Series E preferred stock, or pay or set apart for payment dividends on the Series E preferred stock, at any time if the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach of or a default under the agreement, or if the declaration, payment or setting apart for payment is restricted or prohibited by law.

        Notwithstanding the foregoing, dividends on the Series E preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Except as described in the next paragraph, unless full cumulative dividends on the Series E preferred stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, we will not:

  •
  declare or pay or set aside for payment dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on a parity with or junior to the Series E preferred stock (other than a dividend paid in shares of common stock or in shares of any other class or series of capital stock ranking junior to the Series E preferred stock as to dividends and upon liquidation), for any period; or
  •
  redeem, purchase or otherwise acquire for consideration, or make any other distribution of cash or other property, directly or indirectly, or pay or make available any monies for a sinking fund for the redemption of, any common stock or on shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, on a parity with or junior to the Series E preferred stock (except (i) by conversion into or exchange for other shares of any class or series of capital stock ranking junior to the Series E Preferred Stock and (ii) in accordance with certain provisions of the charter, under which Series E preferred stock owned by a stockholder in excess of the ownership limit discussed under "Restrictions on Ownership of Capital Stock" in the accompanying prospectus will be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and may be purchased by us under certain circumstances).

        When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series E preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on a parity with the Series E preferred stock, we will declare any dividends upon the Series E preferred stock and each such other class or series of capital stock ranking, as to dividends, on a parity with the Series E preferred stock proportionately so that the amount of dividends declared per share of Series E preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series E preferred stock and such other class or series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E preferred stock which may be in arrears.

        Holders of shares of Series E preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series E preferred stock as described above. Any dividend payment made on the Series E preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series E preferred stock will accumulate as of the due date for the dividend payment on which they first become payable.

        If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion, which we refer to as the "Capital Gains Amount," of the total distributions (as determined for federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock, then the portion of the Capital Gains Amount that will be allocable to holders of Series E preferred stock shall be in the same proportion that the total of the distributions paid or made available to the holders of Series E preferred stock for the year bears to the total of the distributions for the year made with respect to all classes and series of our outstanding capital stock.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of shares of Series E preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $250.00 per share ($25.00 per depositary share), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our capital stock ranking, as to liquidation rights, junior to the Series E preferred stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series E preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series E preferred stock, then the holders of the Series E preferred stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series E preferred stock will share proportionately in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series E preferred stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E preferred stock and depositary shares will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding-up.

Redemption

        Shares of Series E preferred stock are not redeemable, at our option, before April 21, 2008. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series E preferred stock will be subject to provisions of our charter, under which Series E preferred stock owned by a stockholder in excess of the ownership limit discussed under "Restrictions on Ownership" herein and under "Restrictions on Ownership of Capital Stock" in the accompanying prospectus will be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and may be purchased by us under certain circumstances. On or after April 21, 2008, we may, at our option upon not less than 30 nor more than 60 days' written notice, redeem the Series E preferred stock and the depositary shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $250.00 per share ($25.00 per depositary share) plus all accrued and unpaid dividends (whether or not declared) to and including the date fixed for redemption, without interest.

        Holders of depositary shares to be redeemed must surrender such depositary shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If fewer than all the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our charter applicable to owners of our common and preferred stock. See "—Restrictions on Ownership" herein and "Description of Depositary Shares—Redemption of Depositary Shares" and "Restrictions on Ownership of Capital Stock" in the accompanying prospectus. If (i) we have given notice of redemption of any shares of Series E preferred stock, (ii) we have irrevocably set aside the funds necessary for the redemption in trust for the benefit of the holders of any shares of Series E preferred stock so called for redemption, and (iii) we have given irrevocable instructions to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date dividends will cease to accrue on such shares of Series E preferred stock and depositary shares, the shares of Series E preferred stock and depositary shares will no longer be deemed outstanding and all rights of the holders of the depositary shares representing such Series E preferred stock will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption, without interest. The redemption provisions of the Series E preferred stock do not in any way limit or restrict our right or ability to purchase, from time to time either at a public or a private sale, all or any part of the depositary shares at such price or prices as we may determine, subject to the provisions of applicable law, to the provisions described under "—Dividends" herein and to the provisions described in the next paragraph.

        Unless we have declared and paid in cash, or we are contemporaneously declaring and paying, or we have declared and set aside a sum sufficient for the payment of, the full cumulative dividends on all Series E preferred stock for all past dividend periods and the then current dividend period, we may not redeem any Series E preferred stock unless we simultaneously redeem all outstanding shares of Series E preferred stock, and we will not purchase or otherwise acquire directly or indirectly any shares of Series E preferred stock or any class or series of capital stock ranking, as to dividends or upon liquidation, on a parity with or junior to the Series E preferred stock except by exchange for shares of capital stock ranking junior, as to dividends and upon liquidation, to the Series E preferred stock; except that we may purchase shares of Series E preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E preferred stock or, subject to certain provisions of our charter, we may, under certain circumstances, purchase depositary shares representing Series E preferred stock owned by a stockholder in excess of the ownership limit.

        The depositary will mail a notice of redemption, furnished by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary shares to be redeemed at their respective addresses as they appear on the share transfer records of the depositary. No failure to give such notice or any defect in the notice or in the mailing thereof will affect the sufficiency of notice or validity of the proceedings for the redemption of any Series E preferred stock or depositary shares except as to a holder to whom notice was defective or not given. A redemption notice will be conclusively presumed to have been duly given on the date mailed whether or not the holder actually received the redemption notice. Each notice will state (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of shares of Series E preferred stock to be redeemed (and the equivalent number of depositary shares); (iv) the place or places where the depositary shares are to be surrendered for payment of the redemption price and accrued and unpaid dividends payable on the redemption date; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If we redeem fewer than all of the depositary shares held by any holder, the notice mailed to such holder will also specify the number of depositary shares held by such holder to be redeemed.

        If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of depositary shares at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of depositary shares that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable distribution period. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E preferred stock for which a notice of redemption has been given.

        Any shares of the Series E preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock.

        The Series E preferred stock will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series E preferred stock and the depositary shares will be subject to provisions of our charter, under which depositary shares representing Series E preferred stock owned by a stockholder in excess of the ownership limit discussed under "Restrictions on Ownership" herein and under "Restrictions on Ownership of Capital Stock" in the accompanying prospectus will be transferred to a trust and may be purchased by us under certain circumstances.

Voting Rights

        Holders of the Series E preferred stock and depositary shares will not have any voting rights, except as provided by applicable law and as described below.

        Whenever dividends on any shares of Series E preferred stock are in arrears for six or more consecutive or non-consecutive quarterly periods, a preferred dividend default will exist, and the holders of the depositary shares representing such Series E preferred stock (voting as a single class with all other classes or series of parity preferred stock of the Company upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on the Series E preferred stock and all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable have been fully paid or declared and a sum sufficient has been set aside to pay them. Upon such election, the number of members of our entire board of directors will be increased by two directors. If and when all such accumulated dividends shall have been paid on the Series E preferred stock and all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional directors so elected will terminate and the entire board of directors shall be reduced accordingly. So long as a preferred dividend default continues, any vacancy in the office of additional directors elected under this paragraph may be filled by written consent of the other additional director who remains in office, or if no additional director remains in office, by a vote of the holders of a majority of the depositary shares representing outstanding Series E preferred stock when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable). Each of the directors elected as described in this paragraph will be entitled to one vote on any matter.

        The affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series E preferred stock and each other class or series of preferred stock ranking on a parity with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, voting as a single class, will be required to (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series E preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized shares into capital stock of that kind, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the charter or articles supplementary, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E preferred stock or its holders; except that with respect to the occurrence of any of the events described in (ii) above, so long as the Series E preferred stock remains outstanding with the terms of the Series E preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in (ii) above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series E preferred stock, and in such case such holders shall not have any voting rights with respect to the events described in (ii) above. Holders of shares of Series E preferred stock shall not be entitled to vote with respect to (A) any increase in total number of authorized shares of our common stock or preferred stock, or (B) any increase in the amount of the authorized Series E preferred stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of Series E preferred stock or any other class or series of capital stock, in each case ranking on a parity with or junior to the Series E preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

        The foregoing voting provisions will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding shares of Series E preferred stock are redeemed or called for redemption upon proper notice and we deposit sufficient funds, in cash, in trust to effect the redemption.

        In any matter in which the Series E preferred stock may vote (as expressly provided in the articles supplementary or as may be required by law), each share of Series E preferred stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each depositary share will be entitled to one vote.

Conversion

        The shares of Series E preferred stock are not convertible into or exchangeable for any property or securities.

Restrictions on Ownership

        As discussed under "Restrictions on Ownership of Capital Stock" in the accompanying prospectus, for us to qualify as a REIT under the Internal Revenue Code, the transfer of our capital stock, which includes depositary shares representing the Series E preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of any taxable year. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than 9.8% (by value or by number of shares, whichever is more restrictive, except only by value in the case of any outstanding preferred stock) of the outstanding shares of each class or series of our capital stock.

Form

        The depositary shares representing the Series E preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances. See "Book-Entry Securities" in the accompanying prospectus.

Transfer Agent

        The transfer agent, registrar and dividend disbursing agent for the Series E preferred stock will be EquiServe Trust Company, N.A.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a description of certain federal income tax considerations pertaining to the acquisition, ownership and disposition of the Series E preferred stock and the depositary shares. The following description relates solely to the tax consequences relevant specifically to the acquisition, ownership and disposition of the Series E preferred stock and the depositary shares. This discussion is general in nature and not exhaustive of all possible tax consequences, nor does the discussion address any state, local, or foreign tax consequences. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

        For a discussion of the taxation of the Company and the tax consequences relevant to shareholders generally, see the discussion under the heading "Material Federal Income Tax Considerations" in the accompanying prospectus.

        The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus supplement. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of existing law. Any change of this kind could apply retroactively to transactions preceding the date of the change. Therefore, we cannot assure you that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged. Each prospective holder of Series E preferred stock or depositary shares is advised to consult with its own tax advisor regarding the specific federal income tax consequences to it in light of its specific or unique circumstances of the acquisition, ownership and sale of the Series E preferred stock or depositary shares in an entity electing to be taxed as a REIT, any state, local and foreign tax consequences, and potential changes in applicable tax laws.

Depositary Shares

        For United States federal income tax purposes, a holder of depositary shares will be considered to own the Series E preferred stock represented thereby. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

  •
  no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

  •
  the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

  •
  the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

Dividends and Other Distributions; Backup Withholding

        For a discussion of the taxation of the Company, the treatment of dividends and other distributions with respect to shares of common stock of the Company, which treatment, except as described herein, will apply as well to the Series E preferred stock of the Company, and the various withholding rules (including backup withholding) applicable to a holder of stock of the Company, see the discussions in the accompanying prospectus under the captions "Material Federal Income Tax Considerations—Taxation of the Company as a REIT," "—Tax Aspects of Our Investments in Partnerships," "—Tax Aspects of Our Investments in ERT Development Corporation," "—Taxation of Taxable Domestic Shareholders," "—Taxation of Tax-Exempt Shareholders," "—Taxation of Non-U.S. Shareholders," "—Backup Withholding Tax and Information Reporting," and "—State and Local Taxes." In determining the extent to which a distribution on the Series E preferred stock constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Series E preferred stock and all other series of preferred stock that are equal in rank as to distributions and upon liquidation with the Series E preferred stock, and second to distributions with respect to common stock of the Company.

Sale or Exchange of Series E Preferred Stock

        For a discussion of the tax consequences relevant to the sale, exchange, or other disposition (other than redemption) of the common stock of the Company, which consequences will apply as well upon the sale, exchange or other disposition (other than redemption) of the Series E preferred stock, see "Material Federal Income Tax Consequences—Taxation of Taxable Domestic Shareholders," "—Taxation of Tax-Exempt Shareholders," and "—Taxation of Non-U.S. Shareholders" in the accompanying prospectus.

Redemption of Series E Preferred Stock

        The treatment accorded to any redemption by the Company (as distinguished from a sale, exchange or other disposition) of Series E preferred stock can only be determined on the basis of particular facts as to each holder of the Series E preferred stock at the time of redemption. In general, a holder of the Series E preferred stock will recognize ordinary income to the extent of accrued but unpaid dividends and will recognize capital gain or loss measured by the difference between the amount received upon the redemption (less the amount attributable to accrued but unpaid dividends) and the holder's adjusted basis in the Series E preferred stock redeemed (provided the stock is held as a capital asset) if such redemption (i) results in a "complete termination" of a holder's interest in all classes of stock of the Company under Section 302(b)(3) of the Internal Revenue Code or (ii) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Internal Revenue Code. In applying these tests, there must be taken into account not only any Series E preferred stock owned by the holder, but also such holder's ownership of the Company's common stock, other series of preferred stock and any options (including stock purchase rights) to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Internal Revenue Code. If a particular holder owns (actually or constructively) no common stock or an insubstantial percentage of common stock or preferred stock of the Company, based upon current law, it is probable that the redemption of the Series E preferred stock from such holder would be considered "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of the Series E preferred stock intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

        If the redemption does not meet any of the tests under Section 302 of the Internal Revenue Code that are described above, then the redemption proceeds received from the Series E preferred stock will be treated as a distribution on the Series E preferred stock, with the consequences described under "Material Federal Income Tax Consequences—Taxation of Taxable Domestic Shareholders," "—Taxation of Tax-Exempt Shareholders," and "—Taxation of Non-U.S. Shareholders" in the accompanying prospectus. If the redemption is taxed as a dividend, the holder's adjusted basis in the Series E preferred stock redeemed will be transferred to any other stockholdings of the holder in the Company. If the holder of the Series E preferred stock owns no other stock in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Recent Developments

        The Jobs and Growth Act of 2003, proposed in the Senate on February 27, 2003, would eliminate one level of the "double taxation" that is currently imposed on corporate income for regular C corporations by excluding corporate dividends from an individual's taxable income to the extent that corporate income tax has been paid on the corporate earnings from which the dividends are paid. A REIT's shareholders generally would not be affected by these proposals in their current form. However, to the extent that a REIT's distributions to shareholders are comprised of dividends that the REIT has received from a C corporation, some benefits of the proposal would flow through to individual shareholders. Specifically, as the proposal is currently drafted, REIT distributions that include dividends paid by a C corporation, such as a taxable REIT subsidiary, out of taxed earnings of the C corporation would be excluded from an individual shareholder's taxable income. In addition, a REIT would not be required to include previously taxed C corporation dividends in its income and individual shareholders might be entitled to increase their basis in their REIT stock by the amount of any previously taxed C corporation dividends not distributed by the REIT. The Jobs and Growth Act of 2003, if enacted, also would contain mechanical adjustments to the REIT distribution requirements to reflect the concepts described above.

        This proposal, if enacted, could cause investors to view investments in common and preferred stock of REITs, including the depositary shares being offered by this prospectus supplement, less favorably in comparison to investments in common and preferred stock of C corporations, the dividends for which may not be taxable. There can be no assurance regarding whether this proposal, or a similar proposal, will be enacted or the form in which it might be enacted.

UNDERWRITING

        We and the underwriters for this offering named below have entered into an underwriting agreement concerning the depositary shares being offered. The underwriters' obligations are several and not joint, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of depositary shares set forth opposite its name below.

Underwriters	Number of Depositary Shares
Bear, Stearns & Co. Inc.	1,400,000
McDonald Investments Inc.	1,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,400,000
Salomon Smith Barney Inc.	1,400,000
Legg Mason Wood Walker, Incorporated	420,000
Wells Fargo Brokerage Services, LLC	420,000
Advest, Inc.	140,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	140,000
Ferris, Baker Watts, Incorporated	140,000
Stifel, Nicolaus & Company, Incorporated	140,000

Total	7,000,000

        The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the depositary shares being offered if any shares are purchased, other than those shares covered by the over-allotment option described below.

        We have granted the underwriters an option to purchase up to 1,050,000 additional depositary shares to be sold in this offering at the public offering price, less the underwriting discounts and commissions described on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any. This option may be exercised, in whole or in part, at any time within 30 days after the date of this prospectus supplement. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, to purchase the additional depositary shares in proportion to their respective commitments as indicated in the table above.

        The following table provides information regarding the per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 1,050,000 additional depositary shares.

	Per Depositary Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions payable by us	$0.7875	$0.7875	$5,512,500	$6,339,375

        We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $500,000.

        The underwriters propose to offer the depositary shares directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession not to exceed $0.50 per share. The underwriters may allow, and such selected dealers may reallow, a concession not to exceed $0.45 per share. The depositary shares will be available for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject any order for purchase of depositary shares in whole or in part. After the commencement of this offering, the underwriters may change the public offering price and other selling terms.

        We have agreed in the underwriting agreement to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

        Prior to acceptance of the depositary shares for listing on the NYSE, there will be no established trading market for the depositary shares. We will file an application to list the depositary shares on the NYSE. If this application is approved, we expect trading of the depositary shares to commence within 30 days after the initial delivery of the depositary shares. In order to meet the requirements for listing the depositary shares on the NYSE, the underwriters have undertaken to sell (i) depositary shares to ensure a minimum of 100 beneficial holders with a minimum of 100,000 depositary shares outstanding and (ii) sufficient shares of Series E preferred stock so that following this offering, the depositary shares have a minimum aggregate market value of $2 million. The underwriters have advised us that prior to the commencement of listing on the NYSE, they intend to make a market in the depositary shares, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for depositary shares.

        In order to facilitate this offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the depositary shares in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

        The underwriters may over-allot the depositary shares in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in this offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional depositary shares as described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares from us through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

        Accordingly, to cover these short sales positions or to stabilize the market price of the depositary shares, the underwriters may bid for, and purchase, depositary shares in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to another underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our depositary shares may have the effect of raising or maintaining the market price of our depositary shares or preventing or mitigating a decline in the market price of our depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

        From time to time, the underwriters and/or their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates for which they have received, and expect to receive, customary fees and commissions for these transactions.

        We expect that delivery of the depositary shares will be made against payment thereof on or about April 21, 2003, which will be the tenth business day following the date of pricing of the depositary shares (this settlement cycle being referred to as "T+10"). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise at the time of the transaction. Accordingly, purchasers who wish to trade the depositary shares on the date of pricing or the next succeeding six business days will be required, by virtue of the fact that the depositary shares initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

        Hogan & Hartson L.L.P. will pass upon the legality of the depositary shares offered by this prospectus supplement and our qualification as a REIT for federal income tax purposes. Sidley Austin Brown & Wood LLP will act as counsel to the underwriters.

EXPERTS

        The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC's website at http://www.sec.gov.

PROSPECTUS

$776,000,000

NEW PLAN EXCEL REALTY TRUST, INC.

                      Debt Securities
                      Preferred Stock
                      Depositary Shares
                      Common Stock
                      Warrants
                      Rights

Corporate Headquarters:
1120 Avenue of the Americas
New York, New York 10036
(212) 869-3000

We will provide specific terms of these securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.

These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 23, 2002.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, New Plan Excel Realty Trust, Inc. (which we generally refer to as the "Company" in this prospectus) may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $776,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

WHERE TO FIND ADDITIONAL INFORMATION

        The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials the Company has filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The Company's SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov. In addition, you may obtain a copy of the Company's SEC filings at no cost by writing or telephoning the Company's General Counsel at:

    New Plan Excel Realty Trust, Inc.
    1120 Avenue of the Americas
    New York, New York 10036
    (212) 869-3000

        The SEC allows the Company to "incorporate by reference" in this prospectus certain information it files with the SEC, which means that it may disclose important information in this prospectus by referring the reader to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. The Company incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

  •
  the Company's Annual Report on Form 10-K for the year ended December 31, 2000;
  •
  the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
  •
  the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;
  •
  the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;
  •
  the Company's Current Reports on Form 8-K filed with the SEC on October 5, 2001, January 14, 2002 (but only with respect to the Item 5 disclosure therein) and January 23, 2002; and
  •
  the Company's Proxy Statement with respect to its Annual Meeting of Stockholders held on May 16, 2001.

        The Company has filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning the Company and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.

        Readers should rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

ABOUT THE COMPANY

        The Company, a self-administered and self-managed equity real estate investment trust

("REIT"), is a Maryland corporation and one of the nation's largest community and neighborhood shopping center companies. As of December 31, 2001, we owned interests in 270 properties in 31 states. Our properties include 213 community and neighborhood shopping centers with approximately 32 million square feet of gross leasable area, and 57 other retail assets with approximately six million square feet of gross leasable area.

        The Company's primary objective is to acquire, own and manage a portfolio of commercial retail properties that will provide cash for quarterly distributions to stockholders while protecting investor capital and providing potential for capital appreciation. The Company seeks to achieve this objective by:

  •
  aggressively managing and, where appropriate, redeveloping its existing operating properties;
  •
  continuing to acquire well-located community and neighborhood shopping centers and other retail properties with tenants that have a national or regional presence and an established credit quality;
  •
  disposing of mature properties to continually update its core property portfolio; and
  •
  continuing to maintain a strong and flexible financial position to facilitate growth.

        As of December 31, 2001, the Company had approximately 375 employees and 22 offices coast-to-coast. Its principal executive offices are located at 1120 Avenue of the Americas, New York, New York 10036, where its telephone number is (212) 869-3000.

USE OF PROCEEDS

        Unless otherwise described in the supplement to this prospectus used to offer specific securities, the Company intends to use the net proceeds from the sale of securities under this prospectus for general business purposes, which may include the acquisition of community and neighborhood shopping centers or other retail properties as suitable opportunities arise, the expansion, redevelopment and improvement of certain properties in the Company's portfolio, and the repayment of outstanding indebtedness.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general provisions of the debt securities that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which the general provisions described below apply will be described in a prospectus supplement relating to the debt securities.

        Any senior debt securities offered by means of this prospectus will be issued under a senior debt securities indenture, dated as of February 3, 1999, as amended or supplemented from time to time (the "Senior Debt Securities Indenture"), between the Company and State Street Bank and Trust Company, as trustee. Subordinated debt securities will be issued under a separate subordinated debt securities indenture, as amended or supplemented from time to time (the "Subordinated Debt Securities Indenture"), between the Company and a trustee to be selected by the Company. The Senior Debt Securities Indenture and the Subordinated Debt Securities Indenture are referred to herein individually as the "Indenture" and collectively as the "Indentures." The Senior Debt Securities Indenture and a form of the Subordinated Debt Securities Indenture have been filed as exhibits to the Registration Statement of which this prospectus is a part and will be available for inspection at the respective corporate trust offices of the trustees or as described above under "Where to Find Additional Information." The Indentures are and will be subject to and governed by the Trust Indenture Act of 1939. The description of the Indentures set forth below assumes that the Company has entered into both of the Indentures. The Company already has executed and delivered the Senior Debt Securities Indenture and will execute and deliver the Subordinated Debt Securities Indenture when and if it issues subordinated debt securities. The statements made hereunder relating to the Indentures and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such debt securities. Unless otherwise specified, all section references appearing herein are to sections of the Indentures, and capitalized terms used but not defined herein have the meanings set forth in the Indentures.

General

        The debt securities offered by means of this prospectus will be direct, unsecured obligations of the Company. Senior debt securities will rank equally with other senior unsecured and unsubordinated debt of the Company that may be outstanding from time to time, and will rank senior to all subordinated debt securities of the Company that may be outstanding from time to time. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt of the Company, as described under "—Subordination" below.

        Each Indenture provides that debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301 of each Indenture).

        Each Indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under either Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee will be appointed by the Company, by or pursuant to a resolution adopted by the Board of Directors, to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other trustee thereunder, and, except as otherwise indicated herein or therein, any action described to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture (Section 609 of each Indenture).

        The supplement to this prospectus relating to the series of debt securities being offered will contain information on the specific terms thereof, including:

          (1) the title of such debt securities;

          (2) the classification of such debt securities as senior debt securities or subordinated debt securities;

          (3) the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

          (4) the percentage of the principal amount of such debt securities that will be issued and, if other than the entire principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (5) the terms and conditions, if any, upon which such debt securities may be convertible into other securities of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, whether such debt securities are convertible into Common Stock or Preferred Stock, the initial conversion price or rate (or manner of calculation thereof), the portion that is convertible or the method by which any such portion shall be determined, the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock into which such debt securities are convertible;

          (6) the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

          (7) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

          (8) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the date or dates on which any such interest will be payable, the regular record dates for the interest payment dates, or the method by which the regular record dates are to be determined, the person to whom such interest will be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (9) the place or places other than or in addition to New York City where the principal of (and premium, if any) and interest and Additional Amounts, if any, on such debt securities will be payable, such debt securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such debt securities and the applicable Indenture may be served;

          (10) the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

          (11) the obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (12) if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (13) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (14) whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

          (15) any additions to, modifications of or deletions from the terms of such debt securities with respect to the events of default and notice and waiver thereof or covenants set forth in the applicable Indenture;

          (16) whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on such debt securities are to be payable, at the election of the Company or a holder, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of making such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

          (17) whether such debt securities will be issued in certificated or book-entry form;

          (18) whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (19) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable Indenture;

          (20) if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

          (21) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment;

          (22) the name of the applicable trustee and the address of its corporate trust office;

          (23) whether and to what extent such debt securities will be guaranteed; and

          (24) any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture (Section 301).

        Debt securities offered by means of this prospectus may be original issue discount securities, in that they provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. If they are original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to such securities will be described in the applicable prospectus supplement.

        Except as set forth under "Certain Covenants—Senior Debt Securities Indenture Limitations on Incurrence of Debt" below, neither Indenture contains any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock" and "Description of Preferred Stock."

        A significant number of the Company's properties are owned through subsidiaries. The rights of the Company and its creditors, including holders of debt securities offered by means of this prospectus, to participate in the assets of such subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries' respective secured and unsecured creditors (except to the extent that claims of the Company itself as a creditor may be recognized).

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples thereof and those in bearer form will be issuable in denominations of $5,000 (Section 302 of each Indenture).

        Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest and any Additional Amounts on any series of debt securities offered by means of this prospectus will be payable at the corporate trust office of the applicable trustee or an office or agency established by the Company in accordance with the Indenture, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register for the relevant debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002 of each Indenture).

        Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security offered by means of this prospectus ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable trustee, notice whereof shall be given to the holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

        Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee or at an office or agency established by the Company in accordance with the Indenture. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the trustee referred to above. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by the Company with respect to any series of debt securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of debt securities offered by means of this prospectus (Section 1002).

        Neither the Company nor the trustee for any series of debt securities offered by means of this prospectus will be required to (i) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or (iii) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305 of each Indenture).

Certain Covenants

        Senior Debt Securities Indenture Limitations on Incurrence of Debt.    Under the Senior Debt Securities Indenture, the Company will not, and will not permit any subsidiary to, incur any Debt (as defined in the Indenture and described below) other than intercompany debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of (i) the Company's Total Assets (as defined in the Indenture and described below) as of the end of the fiscal quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt, and (ii) the increase in the Company's Total Assets from the end of such quarter including, without limitation, any increase resulting from the incurrence of such additional Debt (such increase, together with the Company's Total Assets, being referred to as "Adjusted Total Assets" herein) (Section 1004 of the Senior Debt Securities Indenture).

        In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets (Section 1004 of the Senior Debt Securities Indenture).

        In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any subsidiary to, incur any Debt other than intercompany debt if Consolidated Income Available for Debt Service (as defined in the Indenture and described below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred would have been less than 1.5 times the Maximum Annual Service Charge (as defined in the Indenture and described below) on the Debt of the Company and all subsidiaries to be outstanding immediately after the incurrence of such additional Debt. In determining whether that limit would be exceeded, the Senior Debt Securities Indenture requires that calculations be made on a pro forma basis, assuming that debt incurred, repaid, retired or acquired, and that increases or decreases in Total Assets, occurred at the beginning of the 12-month period (Section 1004 of the Senior Debt Securities Indenture).

        The Company will at all times maintain an Unencumbered Total Asset Value in an amount not less than 100% of the aggregate principal amount of all outstanding Debt of the Company and its subsidiaries that is not Secured Debt (Section 1004 of the Senior Debt Securities Indenture).

        As used herein,

        "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined in the Indenture and described below) of the Company and its subsidiaries plus amounts which have been deducted for (a) interest on Debt of the Company and its subsidiaries, (b) provision for taxes of the Company and its subsidiaries based on income, (c) amortization of debt discount, (d) property depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) provisions for losses from sales or joint ventures, (g) increases in deferred taxes and other non-cash items, and (h) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net

Income for such period for (i) provisions for gains from sales or joint ventures and (ii) decreases in deferred taxes and other non-cash items.

        "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

        "Debt" of the Company or any subsidiary means any indebtedness of the Company or any subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any subsidiary, (iii) reimbursement obligations, contingent or otherwise, in connection with letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than reimbursement obligations in connection with letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Company or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any subsidiary whenever the Company or such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

        "Maximum Annual Service Charge" as of any date means the maximum amount which may become payable in any period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization shall include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any such Debt which matures serially other than at the final maturity date of such Debt.

        "Secured Debt" means, without duplication, Debt that is secured by a mortgage, trust deed, deed of trust, deed to secure Debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible asset(s).

        "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

        "Undepreciated Real Estate Assets" as of any date means the cost of real estate assets of the Company and its subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

        "Unencumbered Total Asset Value" as of any date means the sum of Total Assets which are unencumbered by any mortgage, lien, charge, pledge or security interest.

        These covenants may not apply to any issuance of Subordinated Debt Securities.

        Existence.    Except as described under "—Merger, Consolidation or Sale of Assets" below, the Company is required to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and franchises; provided, however, that the Company is not obligated to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture (Section 1005 of each Indenture).

        Maintenance of Properties.    The Company will cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1006 of each Indenture).

        Insurance.    The Company will, and will cause each of its subsidiaries to, keep all of its insurable properties adequately insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types. (Section 1007 of each Indenture).

        Payment of Taxes and Other Claims.    The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary, and (ii) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary, unless such lien would not have a material adverse effort upon such property; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (ii) for which the Company has set apart and maintains an adequate reserve (Section 1008 of each Indenture).

        Provision of Financial Information.    If the Company is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the trustees for and transmit a copy to each holder of debt securities offered by means of this prospectus. If the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will deliver to the applicable trustee and transmit to each holder of debt securities offered by means of this prospectus reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the SEC had the Company been required to file such reports such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the SEC had the Company been required to file such reports. Notwithstanding the foregoing, if the Company is not required to file reports with the SEC because information about the Company is contained in the reports filed by another entity with the SEC, the delivery to the trustee for the debt securities offered by means of this prospectus of the reports filed by such entity with the SEC and the transmittal by mail to all holders of such debt securities of each annual and quarterly report filed with the SEC by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy the obligations of the Company to provide financial information under the applicable provisions of the Indenture.

        Additional Covenants.    Any additional material covenants of the Company contained in an Indenture for a series of debt securities offered by means of this prospectus, or any deletions from or modifications of the covenants described above, will be described in the prospectus supplement relating thereto.

Merger, Consolidation or Sale

        The Company may merge with or into, consolidate with, or sell, lease or convey all or substantially all of its assets to, any other corporation, limited partnership, limited liability company, company, real estate investment trust or business trust, provided that (a) either the Company shall be the continuing corporation or other entity, or the successor corporation or other entity (if other than the Company) formed by or resulting from any such merger or consolidation or which shall have received the transfer of such assets shall expressly assume all of the obligations of the Company under the Indentures; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the trustees (Sections 801 and 803 of each Indenture).

Events of Default, Notice and Waiver

        Each Indenture provides that the following events are "Events of Default" with respect to any series of debt securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts on any debt security of such series; (b) default in the payment of the principal of (or premium, if any, on) any debt security of such series when due; (c) default in making any sinking fund payment as required for any debt security of such series; (d) default in the performance of any other covenant of the Company or a guarantor contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in such Indenture; (e) a default in the payment of recourse indebtedness of the Company or a guarantor which results in such indebtedness in an aggregate principal amount exceeding $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within a specified period of time; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, a guarantor, any Significant Subsidiary of the Company or the property of the Company or any such Significant Subsidiary; (g) a default in the conversion of securities of that series, continued for 15 days after written notice as provided in the Indenture; (h) a guarantee of securities of that series ceases to be in full force and effect or enforceable in accordance with its terms; and (i) any other Event of Default provided with respect to a particular series of debt securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each significant subsidiary of the Company as defined in Regulation S-X promulgated under the Securities Act. The prospectus supplement relating to a particular series of debt securities may contain information relating to deletions from, modifications of or additions to this list of events of default.

        If an Event of Default under either Indenture with respect to debt securities of any series offered by means of this prospectus at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms thereof) of all of the outstanding debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture (Section 502 of each Indenture). Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest or Additional Amounts on any debt security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holders of all outstanding debt securities affected thereby (Section 513 of each Indenture).

        Each trustee is required to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest payable on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders (Section 601 of each Indenture).

        Each Indenture provides that no holders of debt securities of any series offered by means of this prospectus may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the trustee thereunder, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507 of each Indenture). This provision will not prevent, however, any holder of such debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on, and any Additional Amounts payable with respect to, such debt securities at the respective due dates thereof (Section 508 of each Indenture).

        Subject to provisions in each Indenture relating to its duties in case of default, each trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of debt securities offered by means of this prospectus then outstanding under such Indenture, unless such holders shall have offered to the applicable trustee reasonable security or indemnity (Section 602 of each Indenture). The holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512 of each Indenture).

        Within 120 days after the close of each fiscal year, the Company must deliver to each trustee a certificate, signed by one of several specified officers, as to his or her knowledge of the Company's compliance with all conditions and covenants of the applicable Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof (Section 1010 of each Indenture).

Modification of the Indentures

        Modifications and amendments of each Indenture may be made with the consent of the holders of not less than a majority in principal amount of all debt securities outstanding under the Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, (a) change the stated maturity of the principal of (or premium, if any), or any installment of principal of or interest on, any such debt security; (b) reduce the principal amount of, or the rate or amount of interest on, or any Additional Amounts payable in respect of, or any premium payable on redemption of, or change any obligation of the Company to pay any Additional Amounts set forth in the Indenture relating to, any such debt security, or reduce the amount of principal of an original issue discount security or indexed security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security; (c) change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, or any Additional Amounts payable with respect to any such debt security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security; (e) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; (f) release any guarantor of such security from its guarantee; or (g) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security (Section 902 of each Indenture).

        The holders of not less than a majority in principal amount of debt securities outstanding under either Indenture have the right to waive compliance by the Company with certain covenants in the applicable Indenture (Section 1012 of each Indenture).

        Modifications and amendments of each Indenture may be made by the Company and the applicable trustee without the consent of any holder of debt securities issued thereunder for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the applicable Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of debt securities; (iv) to add or change any provisions of the applicable Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities or provide a guarantee of the securities; (vii) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the applicable Indenture by more than one trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture; or (x) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901 of each Indenture).

        Each Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (i) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that will be deemed outstanding will be the principal amount of such indexed security on the issue date, unless otherwise provided with respect to such indexed security pursuant to Section 301 of the applicable Indenture, and (iv) debt securities owned by the Company or any other obligor upon the debt securities or any Affiliate of the Company or of such other obligor will be disregarded (Section 101 of each Indenture).

        Each Indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501 of each Indenture). A meeting may be called by the trustee, by the Company, pursuant to a resolution adopted by its Board of Directors, or by the holders of not less than 10% in principal amount of the outstanding debt securities of such series, in any such case upon satisfaction of any conditions and upon notice given as provided in the applicable Indenture (Section 1502 of each Indenture). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504 of each Indenture).

        Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the applicable Indenture (Section 1504 of each Indenture).

Discharge, Defeasance and Covenant Defeasance

        The Company may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest and Additional Amounts payable to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or date of redemption or repayment, as the case may be (Section 401 of each Indenture).

        Each Indenture provides that, if the provisions of Article XIV of such Indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from its obligations with respect to such debt securities under Sections 1004 to 1009, inclusive, of the applicable Indenture (being the restrictions described under "—Certain Covenants" above) or, if provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Company with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined in the Indenture and described below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404 of each Indenture).

        Such a trust may be established only if, among other things, the Company has delivered to the applicable trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (Section 1404 of each Indenture).

        "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

        Unless otherwise provided in the applicable prospectus supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable Indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (b) a Conversion Event (as defined in the Indenture and described below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of each Indenture). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established (Section 101 of each Indenture). Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

        In the event the Company effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the applicable Indenture (which Sections would no longer be applicable to such debt securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Subordination

        Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the Subordinated Debt Securities Indenture in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Debt Securities Indenture and described below) (Sections 1701 and 1702 of the Subordinated Debt Securities Indenture), but the obligation of the Company to make payment of the principal of and interest on the subordinated debt securities will not otherwise be affected (Section 1708 of the Subordinated Debt Securities Indenture). No payment of principal or interest may be made on the subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1703 of the Subordinated Debt Securities Indenture). After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt (Section 1707 of the Subordinated Debt Securities Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the subordinated debt securities.

        Senior Debt is defined in the Subordinated Debt Securities Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the Subordinated Debt Securities Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (c) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures that is included in the consolidated financial statements of the Company, (e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any trade accounts payable and (4) the subordinated debt securities (Section 101 of the Subordinated Debt Securities Indenture). There are no restrictions in the Subordinated Debt Securities Indenture upon the creation of additional Senior Debt. However, the Senior Debt Securities Indenture contains limitations on incurrence of indebtedness by the Company. See "—Certain Covenants—Senior Debt Securities Indenture Limitations on Incurrence of Debt."

DESCRIPTION OF COMMON STOCK

        The Company has the authority to issue up to 250,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). On January 23, 2002, the Company had 87,351,604 shares of Common Stock outstanding.

        The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any prospectus supplement may relate, including a prospectus supplement providing that Common Stock will be issuable upon conversion or exchange of debt securities or preferred stock of the Company or upon the exercise of warrants to purchase Common Stock issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter and Bylaws and the Maryland General Corporation Law.

        Subject to the preferential rights of any other shares or series of capital stock, holders of the Company's Common Stock will be entitled to receive dividends when, as and if authorized and declared by the Board of Directors of the Company, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company may be subject to certain restrictions if the Company fails to pay dividends on any of its Preferred Stock. See "Description of Preferred Stock." Upon the distribution of assets in connection with any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of all known debts and liabilities of the Company and any preferential amounts owing with respect to any outstanding Preferred Stock. Subject to certain provisions of Maryland law and the Company's Charter and Bylaws, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock (such as the Company's Series D Preferred Stock, the holders of which have the right to vote with the holders of the Company's Common Stock as though part of the same class), the holders of such shares will possess the exclusive voting power. Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of a majority of all of the shares of or voting with the Company's Common Stock for the election of directors will be able to elect all of the directors to be elected by such holders if they choose to do so and, accordingly, the holders of the remaining Common Stock will be unable to elect any directors. Holders of shares of Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. Holders of Common Stock also will have no conversion, sinking fund, redemption, preference or exchange rights. Subject to the provisions of the Company Charter regarding the restrictions on transfer and limitations on ownership of the Common Stock or the Preferred Stock, shares of the Common Stock will have equal dividend, liquidation and other rights. The Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

Restrictions on Ownership

        With certain exceptions, the Company's Charter provides that no person may own, actually or constructively, more than 9.8% by value of the Company's Common Stock or Preferred Stock. See "Restrictions on Ownership of Capital Stock."

Shareholder Rights Plan

        The Company has a Shareholder Rights Plan under which one preferred share purchase right (a "Right") is attached to each outstanding share of the Company's Common Stock. When exercisable, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company's Series C Junior Participating Preferred Stock ("Series C Preferred Stock") for an exercise price of $45, subject to certain anti-dilution adjustments. Because of the nature of the dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Company's Common Stock.

        The Rights will become exercisable only if a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 15% or more of the Company's Common Stock. Shares of Series C Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of the Company's Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock will be entitled to a minimum liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), preferential to the Company's Common Stock, but junior to the Company's 8 1/2% Series A Cumulative Convertible Preferred Stock, 8 5/8% Series B Cumulative Redeemable Preferred Stock, 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock and Preferred Stock ranking on a parity with such Preferred Stock as to distributions or rights upon liquidation, dissolution or winding up of the affairs of the Company, but will be entitled to an aggregate payment of 1,000 times the payment made per share of Series C Preferred Stock. Each share of Series C Preferred Stock will have 1,000 votes and will vote together with shares of the Company's Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of the Company's Common Stock are exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of the Company's Common Stock. Shares of Series C Preferred Stock are generally not redeemable. The Rights are protected by customary anti-dilution provisions.

        Until a person or group acquires or announces a tender offer to acquire 15% or more of the Common Stock, the Rights will be evidenced by the certificates representing shares of Common Stock of the Company and will be transferred with and only with such certificates. The surrender for transfer of any certificate for shares of Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. The Rights will expire on October 8, 2003, unless earlier redeemed or exchanged by the Company or terminated.

        In the event that a person becomes an acquiring person or if the Company were the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and the Company's Common Stock was not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the acquiring person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of the Company's Common Stock having a market value of two times the then current exercise price under the Right. In the event that, after a person has become an acquiring person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price under the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current exercise price under the Right.

        At any time after a person becomes an acquiring person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of the Company's Common Stock, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an acquiring person which will have become void), in whole or in part, for that number of shares of the Company's Common Stock having an aggregate value equal to the spread (the excess of the value of the adjustment shares issuable upon the exercise of a Right over the exercise price) per Right (subject to adjustment).

        The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right by the Board of Directors at any time before the time that an acquiring person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

        The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires more than 15% of the outstanding shares of Common Stock of the Company if certain events thereafter occur without the Rights having been redeemed. However, because the Rights are redeemable by the Board of Directors in certain circumstances, the Rights should not interfere with any merger or other business combination approved by the Board of Directors.

Registrar and Transfer Agent

        The registrar and transfer agent for the Company's Common Stock is EquiServe Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

        The Company is authorized to issue 25,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of January 23, 2002, approximately 2,287,000 shares of Preferred Stock were issued and outstanding, consisting of approximately 1,507,000 shares of 8 1/2% Series A Cumulative Convertible Preferred Stock, 630,000 shares of 8 5/8% Series B Cumulative Redeemable Preferred Stock and 150,000 of 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock. The latter two series of Preferred Stock are traded as depositary shares, each depositary share representing one-tenth of a share of Preferred Stock. As of the same date, 100,000 shares of Series C Preferred Stock had been classified and were reserved for issuance under the Company's shareholder rights plan. See "Description of Common Stock—Shareholder Rights Plan."

        Under the Company's Charter, shares of Preferred Stock may be issued from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law and the Company's Charter to adopt resolutions and file Articles Supplementary (the "Articles Supplementary") with the State Department of Assessments and Taxation of Maryland, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then market price of such shares.

        The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any supplement to this prospectus may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter (including the applicable Articles Supplementary) and Bylaws and the Maryland General Corporation Law.

General

        Subject to limitations prescribed by Maryland law and the Company's Charter and Bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        The prospectus supplement relating to the series of Preferred Stock offered thereby will describe the specific terms of such securities, including:

          (1) the title and stated value of such Preferred Stock;

          (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) the provisions for a sinking fund, if any, for such Preferred Stock;

          (7) the provisions for redemption, if applicable, of such Preferred Stock;

          (8) any listing of such Preferred Stock on any securities exchange;

          (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

          (10) a discussion of federal income tax considerations applicable to such Preferred Stock;

          (11) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (12) in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT; and

          (13) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

Rank

        Unless otherwise specified in the prospectus supplement relating to a particular series of Preferred Stock, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to any equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Company's Charter for these purposes, the term "equity securities" does not include convertible debt securities.

Dividends

        Unless otherwise specified in the prospectus supplement, the Preferred Stock will have the rights with respect to payment of dividends set forth below.

        Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared and authorized by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

        Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, to be described in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

        If any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of Preferred Stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of preferred stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company, and except for a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee benefit plan of the Company or any subsidiary or as provided for under the Company's Charter to protect the Company's status as a REIT).

        Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

        If for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Internal Revenue Code) any portion (the "Capital Gains Amount") of the total dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of all classes of capital stock, then the portion of the Capital Gains Amount that will be allocable to the holders of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the total dividends.

Redemption

        If so described in the applicable prospectus supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

        The prospectus supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as described in the applicable prospectus supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company).

        If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in violation of the ownership limitations set forth in the Charter.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set apart by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

        In addition, and the foregoing to the contrary notwithstanding, the shares of Preferred Stock will be issued subject to the terms and provisions of the Charter providing for a purchase option in favor of the Company in respect of those shares, in order to protect the Company's status as a REIT. See "Restrictions on Ownership of Capital Stock."

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement and Articles Supplementary), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Company, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

        Holders of the Preferred Stock will not have any voting rights, except as set forth below or as indicated in the applicable prospectus supplement and Articles Supplementary.

        Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board of Directors of the Company, if not then previously increased by reason of a similar arrearage with respect to any series of Preferred Stock with like rights, will automatically be increased by two and the holders of each series of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting of the shares of Preferred Stock of any series so in arrears or at the next annual meeting of stockholders, and at each subsequent annual meeting at which their successors are to be elected, until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment; whereupon, in either such case, either such directors shall resign or their term of office shall expire, and the number of directors constituting the Board of Directors shall be decreased accordingly.

        Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Charter (including the Articles Supplementary for such series of Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Conversion Rights

        The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

Restrictions on Ownership

        With certain exceptions, the Company's Charter provides that no person may own, actually or constructively, more than 9.8% by value of the Company's Common Stock or Preferred Stock. See "Restrictions on Ownership of Capital Stock."

Transfer Agent

        The registrar and transfer agent for a particular series of Preferred Stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

        The Company may issue receipts for depositary shares, each of which depositary receipts will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable prospectus supplement. Shares of Preferred Stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among the Company, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the Preferred Stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the preferred stock depositary, the Company will cause the preferred stock depositary to issue, on behalf of the Company, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

        In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any Preferred Stock converted into other securities.

Withdrawal of Stock

        Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of Preferred Stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

        Whenever the Company redeems shares of Preferred Stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the preferred stock depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by the Company that will not result in a violation of the ownership restrictions in the Company's Charter applicable to owners of the Company's Common Stock and Preferred Stock. See "Restrictions on Ownership of Capital Stock."

        From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Voting of the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such Preferred Stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's depositary shares. The preferred stock depositary will vote the amount of Preferred Stock represented by such depositary shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of Preferred Stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

        In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

        The depositary shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct the Company to cause conversion of the Preferred Stock represented by the depositary shares evidenced by such depositary receipts into whole shares of Common Stock, other shares of Preferred Stock of the

Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

        The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the preferred stock depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by depositary shares.

Charges of Preferred Stock Depositary

        The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred stock depositary with respect to the related Preferred Stock.

        Neither the preferred stock depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the preferred stock depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the depositary shares), gross negligence or willful misconduct, and the Company and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the Company, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from the Company.

Restrictions on Ownership

        Holders of depositary receipts will be subject to the ownership restrictions of the Company's Charter which provides, with certain exceptions, that no person may own, actually or constructively, more than 9.8% by value of the Company's Common Stock or Preferred Stock. See "Restrictions on Ownership of Capital Stock."

DESCRIPTION OF WARRANTS

        The Company may offer by means of this prospectus warrants for the purchase of its debt securities, Preferred Stock, depositary shares or Common Stock. The Company may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein. The warrant agent will act solely as an agent of the Company in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered: (1) the title and issuer of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued; (4) the currencies in which the price or prices of such warrants may be payable; (5) the designation, amount and terms of the securities purchasable upon exercise of such warrants; (6) the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security; (7) if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased; (9) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of material federal income tax considerations; and (13) any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

        The Company may issue rights to its shareholders for the purchase of shares of Common Stock. Each series of rights will be issued under a separate rights agreement (a "Rights Agreement") to be entered into between the Company and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of the Company in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The Rights Agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part.

        The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable: (1) the date for determining the shareholders entitled to the rights distribution; (2) the aggregate number shares of Common Stock purchasable upon exercise of such rights and the exercise price; (3) the aggregate number of rights being issued; (4) the date, if any, on and after which such rights may be transferable separately; (5) the date on which the right to exercise such rights shall commence and the date on which such right shall expire; (6) any special United States federal income tax consequences; and (7) any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

        For the Company to continue to qualify as a REIT under the federal tax code, its shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal tax code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). See "Material Federal Income Tax Considerations."

        The Company's Charter, subject to certain exceptions, contains certain restrictions on the number of shares of stock of the Company that a person may own. The Charter prohibits any person from acquiring or holding, directly or indirectly, shares of the Company's stock in excess of 9.8% (by value or by number of shares, whichever is more restrictive, except only by value in the case of any outstanding Preferred Stock) of the outstanding shares of each class or series of stock of the Company (except in the case of the Series A Preferred Stock and the Series D Preferred Stock, where the prohibition relates to the stated percentage of all outstanding Equity Stock (as defined in the Indenture and explained below) of the Company) (the "Ownership Limit"). The number and value of shares of the outstanding Common Stock and Preferred Stock (collectively, the "Equity Stock") is required to be determined in good faith, which determination shall be conclusive for all purposes hereof.

        The Company's Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days' written notice from a transferee prior to the proposed transfer that, if consummated, would result in the intended transferee beneficially owning shares in excess of the Ownership Limit, and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limit (an "Excepted Holder"). In order to be considered by the Board of Directors as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Board of Directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of the foregoing restriction will result in the automatic transfer of the share of stock causing such violation to the Company (as defined below).

        The Company Charter further prohibits (a) any person from beneficially or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the federal tax code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock of the Company that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the stock of the Company that resulted in a transfer of shares to the Company, is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Company's Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

        If any transfer of shares of stock of the Company occurs which, if effective, would result in any person beneficially or constructively owning shares of stock of the Company in excess or in violation of the above transfer or ownership limitations (a "Purported Transferee"), then that number of shares of stock of the Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Purported Transferee shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Company's Charter) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of stock of the Company. The Purported Transferee shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution prior to the discovery by the Company that shares of stock have been transferred to the trustee of the Trust shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the Charitable Beneficiary. The Purported Transferee shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the trustee of the Trust shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Transferee prior to the discovery by the Company that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the trustee of the Trust acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

        The trustee of the Trust may transfer the shares of stock held in the Trust to a person, designated by the trustee, whose ownership of the shares will not violate the Ownership Limitation or other limitations set forth in the Company Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Purported

Transferee and to the Charitable Beneficiary as follows. The Purported Transferee shall receive the lesser of (i) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Company's Charter) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Purported Transferee shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of stock have been transferred to the Trust, such shares are sold by a Purported Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Transferee received an amount for such shares that exceeds the amount that such Purported Transferee was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee of the Trust upon demand.

        In addition, shares of stock held in the Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that such transfer occurred. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the trustee of the Trust shall distribute the net proceeds of the sale to the Purported Transferee.

        All certificates representing shares of the Common Stock and the Preferred Stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the federal tax code or the regulations promulgated thereunder) of the number or value of outstanding shares of Equity Stock of the Company, shall, within 30 days after January 1 of each year, give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company which the owner constructively or beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit. In addition, each stockholder shall upon demand be required to provide to the Company such information as the Company may reasonably request in order to determine the Company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Equity Stock or otherwise be in the best interest of the Company's stockholders.

BOOK-ENTRY SECURITIES

        The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, the Company anticipates that the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by the Company if the securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable Indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

        Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of the Company, its officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company expects that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

        If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax considerations relating to the taxation of the Company as a REIT, and the ownership and disposition of our common stock. An applicable prospectus supplement will contain information about additional federal income tax consideration, if any, related to a particular offering of our common stock, preferred stock, depositary shares, warrants and rights to purchase shares of common stock.

        Because this is a summary that is intended to address only federal income tax consequences generally relevant to all shareholders relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

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  the tax consequences to you may vary depending on your particular tax situation;

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  special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code");

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  this summary does not address state, local or non-U.S. tax considerations;

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  this summary deals only with common stockholders that hold common stock as a "capital asset," within the meaning of Section 1221 of the Code; and

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  this discussion is not intended to be, and should not be construed as, tax advice.

        You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

        The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this filing. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        Each prospective shareholder is advised to consult with its own tax advisor to determine the impact of its personal tax situation on the anticipated tax consequences of the ownership and sale of common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of common stock, and the potential changes in applicable tax laws.

Taxation of the Company as a REIT

        General.    We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT.

        We believe that each of the Company's predecessor companies, New Plan Realty Trust and Excel Realty Trust, Inc., was organized and operated, commencing with the taxable years ended July 31, 1972 and December 31, 1987, respectively, in a manner so as to qualify for taxation as a REIT under the Code. We believe that our company is currently organized, and since the merger of the predecessor companies, has operated in a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. There can be no assurance, however, that we qualify or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, the various requirements under the Code and described below with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

        So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal income tax as follows.

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  We will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  Under some circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

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  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

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  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

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  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

          —    85% of our REIT ordinary income for the year;

          —    95% of our REIT capital gain net income for the year; and

          —    any undistributed taxable income from prior taxable years.

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  We will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

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  If we acquire any assets from a taxable "C" corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that "C" corporation with respect to that corporation's "built-in gain" in its assets if we make an election to be taxed currently on the built- in gain. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis. Applicable Treasury regulations provide that if we do not make an election, we will avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a "C" corporation unless we dispose of that built-in gain asset during the 10-year period following its acquisition, in which event we would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain at the time of such disposition.

        Moreover, each of our taxable REIT subsidiaries is subject to federal corporate income tax on its net income.

        Requirements for Qualification As a REIT.    The Code defines a REIT as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

          (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          (5) the beneficial ownership of which is held by 100 or more persons;

          (6) of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

          (7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

          (8) that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, Article VII of our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of common stock requesting information regarding the actual ownership of the common stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

        To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. If either New Plan Realty Trust or Excel Realty Trust, Inc., whose businesses were combined in a merger transaction on September 28, 1998 to form the Company, failed to qualify as a REIT throughout the duration of its existence, it might have had undistributed earnings and profits from a non-REIT year. If that were the case and either of the Company's predecessor companies did not distribute such earnings and profits prior to the merger transaction, the Company might not qualify as a REIT. The Company believes that each of the predecessor companies qualified as a REIT and that, in any event, neither of the predecessor companies had any undistributed earnings and profits from a non-REIT year at the time of the merger transaction. Because we believe that we have qualified as a REIT at all times since the merger, we do not believe that we have any undistributed earnings and profits that are attributable to a non-REIT taxable year. However, the IRS could determine otherwise.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. We hold a significant portion of our assets through qualified REIT subsidiaries.

        Taxable REIT Subsidiaries.    A "taxable REIT subsidiary" is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of us. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

        Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries include ERT Development Corporation and its corporate subsidiaries.

        Prohibited Transactions Tax.    Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of this type of gain realized by any partnership or limited liability company that is treated as a partnership for income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make sales of properties as are consistent with our investment objectives. However, not all of our sales will satisfy the "safe harbor" requirements described above. For example, in 2001 we disposed of our entire garden apartment portfolio and sold 29 other properties. These sales followed the Company's decision to dispose of certain shopping centers, single tenant and commercial properties and its garden apartment communities in order to refocus the Company on its retail franchise. While we acquired and held these properties with an investment objective and do not believe they constitute dealer property, we cannot provide any assurance that the IRS might not contend that these sales, or other sales, were sales of dealer property and are subject to the 100% penalty tax.

        In addition, we own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the shopping center located at the property (referred to as "outparcels"). We may sell one or more of these outparcels from time to time. We believe that our infrequent sales of outparcels should not result in the outparcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the IRS could contend otherwise, in which event the profit from such sales allocable to us would be subject to the 100% tax. If we determine that the anticipated level of activity with respect to the outparcels would be sufficient to cause such sales to be subject to 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. The taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

        Income Tests.    In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

        Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

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  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

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  rent any property to a related party tenant, including a taxable REIT subsidiary;

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  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

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  directly perform services considered to be non customary or rendered to the occupant of the property.

        We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

        ERT Development Corporation, a taxable REIT subsidiary of ours, performs certain activities that cannot be performed by us, such as developing properties held by us in the ordinary course of business and earning fees relating to those activities that would not qualify as "good income" under the 75% and 95% tests. Our share of any dividends received from ERT Development Corporation, other taxable REIT subsidiaries, and from other corporations in which we own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from those entities to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We have received and will continue to receive interest payments from ERT Development Corporation and other sources that will constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We do not anticipate that these amounts of interest will affect our ability to qualify under the 75% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that weintentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

        In addition to the 75% and 95% gross income tests, our predecessor companies had to meet a 30% gross income test for our taxable years that ended prior to January 1, 1998. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of a company's gross income, including gross income from prohibited transactions. We believe that our predecessor companies met the 30% gross income test for relevant years that ended prior to January 1, 1998. The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.

        Asset Tests.    At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

          1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our assets for purposes of these tests include, our allocable share of all assets held by the entities in which we own an interest that are partnerships for income tax purposes, and the subsidiaries of these partnerships that are partnerships for income tax purposes, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

          2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

          3. Except for investments in shares of REITs, securities of taxable REIT subsidiaries, and the securities in the 75% asset class described in paragraph 1 above, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

          4. Except for investments in shares of REITs, securities of taxable REIT subsidiaries, and the securities in the 75% asset class described in paragraph 1 above, we may not own more than 10% of any one issuer's outstanding voting securities.

          5. Except for investments in shares of REITs, securities of taxable REIT subsidiaries, and the securities in the 75% asset class described in paragraph 1 above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

          6. Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Until July 1, 2001, we owned 100% of the non-voting preferred stock and none of the voting common stock of ERT Development Corporation. In addition, we own notes issued by ERT Development Corporation. In July of 2001, we acquired the voting common stock of ERT Development Corporation. ERT Development Corporation has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001. We believe that the securities of ERT Development Corporation comprised less than 5% of our total assets and that we owned less than 10% of the voting securities of ERT Development Corporation for all periods before January 1, 2001. For all periods prior to January 1, 2001, there can be no assurance, however, that the IRS might not contend either (1) that the value of the securities of ERT Development Corporation held by us (excluding any loans secured by mortgages that qualify as "real estate assets") exceeded the 5% value limitation, (2) that the non-voting stock of ERT Development owned by us should be considered "voting stock" for purposes of the asset tests, or (3) that we otherwise should be considered to have owned more than 10% of the voting stock of ERT Development Corporation.

        We believe that the aggregate value of our securities in ERT Development Corporation, together with all other assets that do not qualify for purposes of the 75% test, does not exceed 25% of the total value of our assets. We cannot ensure, however, that the IRS will not contend that our share of the aggregate value of these assets exceeds the 25% value limitation.

        In addition, we believe that the value of the securities we hold of ERT Development Corporation (including, for this purpose, our mortgage loans that qualify as "real estate assets"), together with any securities that we hold of the other taxable REIT subsidiaries, does not exceed, in the aggregate, 20% of the total value of our assets. We cannot ensure, however, that the IRS will not contend that the aggregate value of such securities exceeds the 20% value limitation for taxable REIT subsidiaries.

        Securities, for the purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor and either (i) the issuer is an individual, (ii) the only securities of the issuer that we hold are straight debt or (iii) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership.

        With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary and is not an equity interest in an entity treated as a partnership for income tax purposes, we believe that our pro rata share of the value of such securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

        Annual Distribution Requirements.    To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to:

          1. the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

          2. the sum of certain items of noncash income.

        Distributions must generally be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above (see "Taxation of the Company as a REIT—General"), any retained amounts would be treated as having been distributed.

        We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may have to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Recordkeeping Requirements.    We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Partnerships

        General.    We have an interest in one or more partnerships or limited liability companies that may involve special tax considerations. These tax considerations include the following:

          1. the allocations of income and expense items of the subsidiary partnership or limited liability company, which could affect the computation of our taxable income;

          2. the status of the subsidiary partnership or limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

          3. the taking of actions by any of the subsidiary partnership or limited liability company that could adversely affect our qualification as a REIT.

        We believe that each of the subsidiary partnerships and limited liability companies, other than our limited liability companies that have made an election to be treated as a corporation for federal income tax purposes and have also made an election to be treated as a taxable REIT subsidiary, will be treated for income tax purposes as partnerships (and not as associations taxable as corporations). If one or more of these subsidiary partnerships or limited liability companies were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

        Ownership of Partnership Interests by a REIT.    A REIT that is a partner in an entity treated as a partnership for income tax purposes will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of such a partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of these partnerships and limited liability companies is treated as our assets and items of income for purposes of applying the asset and income tests. We have direct control of the entities in which we own an interest that are treated as a partnership for income tax purposes. We have operated such partnerships and intend to continue to operate such partnerships in a manner that is consistent with the requirements for qualification as a REIT.

Tax Aspects of Our Investments in ERT Development Corporation

        ERT Development Corporation does not qualify as a REIT and therefore pays federal, state and local income taxes on its net income at normal corporate rates. To the extent that it does so, the cash available for distribution to shareholders is reduced accordingly.

        Our investment in ERT Development Corporation could result in increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, ERT Development Corporation may be limited in its ability to deduct interest payments on notes issued to us. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction or if the amount of rent a tenant pays is reduced as a result of a determination that a portion of such rent is attributable to services performed by a taxable REIT subsidiary, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to us by ERT Development Corporation and amounts attributable to any services performed by ERT Development Corporation for our tenants.

        Our ownership of the securities of taxable REIT subsidiaries currently is subject to certain asset tests. These tests restrict the ability of ERT Development Corporation to increase the size of its business unless the value of our assets increases at a commensurate rate. See "Requirements for Qualification As a REIT — Asset Tests," above.

Taxation of Taxable Domestic Shareholders

        As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of common stock that is for United States federal income tax purposes:

          1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

          2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

          3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

          4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or that otherwise qualifies as a United States person under Section 7701(a)(30) of the Code.

        Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. shareholder if it held the common stock directly is also a U.S. shareholder. A "non- U.S. shareholder" is a holder, including any partner in a partnership that holds common stock, that is not a U.S. shareholder.

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits that are not designated as capital gain dividends will be taken into account by them as ordinary income. Corporate shareholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the shareholder's common stock. Rather, such distributions will reduce the adjusted basis of such common stock. To the extent that distributions exceed the adjusted basis of a U.S. shareholder's common stock, they will be taxable as capital gains, assuming the common stock is a capital asset in the hands of the U.S. shareholder.

        Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period the shareholders have held their stock. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be indicated to U.S. shareholders on IRS Form 1099-DIV.

        Instead of paying capital gain dividends, we may elect to require shareholders to include our undistributed net capital gains in their income. If we make such an election, U.S. shareholders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We may classify portions of our designated capital gain dividend in the following categories:

          1. a 20% gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

          2. an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

        Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of common stock will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of common shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

        Sale of Our Common Stock.    Upon any taxable sale or other disposition of our common stock, a U.S. shareholder will recognize gain or loss for federal income tax purposes on the disposition of common stock in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received on such disposition; and

  •
  the U.S. shareholder's adjusted basis in such common stock for tax purposes.

        Gain or loss will be capital gain or loss if the common stock has been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long- term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S shareholders that acquire, or are deemed to acquire, common stock after December 31, 2000 and who hold the common stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

        In general, any loss upon a sale or exchange of our common stock by a U.S. shareholder who has held such common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. shareholder that are required to be treated by such U.S. shareholder as long-term capital gains.

Taxation of Tax-Exempt Shareholders

        Provided that a tax-exempt shareholder has not held its common stock as "debt financed property" within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt shareholder has held its stock as debt financed property within the meaning of the Code or has used the common shares in a trade or business. However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title- holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

          1. it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

          2. either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

        The percentage of any REIT dividend from a "pension held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a "pension held REIT" (for example, if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Shareholders

        Distributions.    Distributions by us to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non- U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. shareholder unless:

  •
  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us; or

  •
  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. shareholder in its common stock will reduce the non-U.S. shareholder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non- U.S. shareholder in its common stock will be treated as gain from the sale of its common stock, the tax treatment of which is described below (See "Taxation of Non-U.S. Shareholders—Sale of Our Common Stock").

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. shareholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in the common stock is effectively connected with the non-U.S. shareholder's trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

  •
  the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        We will be required to withhold and remit to the IRS 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non- U.S. shareholder's United States federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common stock held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non- U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

        Sale of Our Common Stock.    Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

  •
  the investment in our common stock is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to any gain;

  •
  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders.

        We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

        Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding Tax and Information Reporting

        U.S. Shareholders.    In general, information-reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock to some U.S. shareholders, unless an exception applies.

        The payor is required to withhold tax on such payments at the rate of 30% (scheduled to be reduced incrementally to 28% by 2006) if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends on the common stock is required to withhold tax at a rate of 30% (scheduled to be reduced incrementally to 28% by 2006) if (i) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

        Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

        Non-U.S. Shareholders.    Generally, information reporting will apply to payments of dividends on common stock, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. shareholders unless the non-U.S. shareholder satisfies the requirements necessary to be an exempt non-U.S. shareholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non- U.S. shareholder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

State and Local Taxes

        Our company and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common stock.

PLAN OF DISTRIBUTION

        The Company may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

        Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in a prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

        The Company may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

EXPERTS

        The consolidated financial statements of the Company as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999, the five months ended December 31, 1998 and the year ended July 31, 1998, and the Combined Statement of Revenues and Certain Operating Expenses of Properties to be Acquired of CenterAmerica Property Trust, L.P. for the year ended December 31, 2000 included in the accompanying prospectus supplement dated January 23, 2002 have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the securities offered by means of this prospectus has been passed upon for the Company by Hogan & Hartson L.L.P.

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         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

Prospectus Supplement

7,000,000 Depositary Shares

New Plan Excel
Realty Trust, Inc.

Each Representing 1/10 of a Share
of 7.625% Series E
Cumulative Redeemable
Preferred Stock
(Liquidation Preference $25.00
per Depositary Share)

PROSPECTUS SUPPLEMENT

Bear, Stearns & Co. Inc.

McDonald Investments Inc.
Merrill Lynch & Co.
Salomon Smith Barney
Legg Mason Wood Walker
Incorporated
Wells Fargo
Institutional Brokerage and Sales
Advest, Inc.
BB&T Capital Markets
Ferris, Baker Watts
Incorporated
Stifel, Nicolaus & Company
Incorporated

April 4, 2003

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
The Company
The Offering
Ratios of EBITDA and Earnings to Fixed Charges and Preferred Stock Dividend Requirements
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THE COMPANY
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